Exhibit 99





                                                           FOR IMMEDIATE RELEASE

CONTACT: SAMUEL L. ERWIN, CEO
CONTACT: WILLIAM W. TRAYNHAM, PRESIDENT AND CFO
PHONE: (803) 535-1060

COMMUNITY BANKSHARES INC. (SC) ANNOUNCES FIRST QUARTER 2008 EARNINGS

ORANGEBURG, South Carolina, April 16, 2008 - Community Bankshares Inc., (AMEX:SCB), announced consolidated net income of $1,101,000 or $.25 per diluted share for the quarter ended March 31, 2008 compared to $1,005,000 or $.23 per diluted share for quarter ended March 31, 2007, an increase of 9.6% or $96,000.

Consolidated assets for Community Bankshares totaled $584.6 million at March 31, 2008 compared to $576.6 million at December 31, 2007 an increase of $8 million or 1.4%. For the same dates, gross loans totaled $452.5 million compared to $464 million, a decrease of $11.5 million or 2.5%. Deposits totaled $476.1 million compared to $481.7 million, a decrease of $5.6 million or 1.2%, for the same dates.

Samuel L. Erwin, Community Bankshares Inc.'s CEO, stated, "We're pleased that net income for the first quarter is up 9.6% compared to the same quarter last year. A variety of factors impacted earnings including an increase in net interest income, positive results from our mortgage division, and some benefit from our cost cutting efforts early in the quarter. All things considered, a good start for what promises to be an eventful year for our industry.

"Our mortgage division, Community Resource Mortgage, has been re-engineered to focus entirely on retail consumer residential mortgage lending. We had significant staff and cost reductions in the division early in the quarter. We are beginning to see some benefit from these decisions. This quarter the division made money, one year ago it lost money.

"Despite a positive outcome for the quarter, the current economic environment presents many challenges for our company and the banking industry. Perhaps the most significant challenge for our company is net interest margin. Since last fall the Federal Reserve has reduced market interest rates 3%. Two thirds of that reduction has occurred in the current year. Most analysts expect additional rate reductions. This interest rate environment reduces the yield on our earning assets, but our ability to reduce our cost of funds is limited by competition. Our net interest margin for the first quarter is 3.97%, down from 4.01% for the same quarter in 2007. Thus far, our margins have weathered this challenging environment well, but will likely be under some downward pressure for much of the year.

"Our loan portfolio has decreased over $11 million since year-end, reflecting a slowing of business activity in our markets. We do not anticipate much change for the next few quarters. While the deposit market remains tough and competitive, the $5.6 million decrease in our deposit total for the first quarter was mostly related to seasonal cash outflows for a local government customer. We are constantly exploring ways to improve our product offerings and

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increase our market presence. In January we opened our newest branch, on Clemson
Road in the rapidly growing northeast area of Richland County, South Carolina. We are pleased with the initial reception of our branch.

"Our risk management systems continue to evolve and improve. Much of the work we have done in recent years with our risk management systems has helped to better prepare us for trying economic conditions and increased stresses on some of our borrowers. Our allowance for loan losses has increased over 7% since year-end as a result of changing economic circumstances and continued enhancements in our risk management systems. Management considers the allowance appropriate at March 31, 2008.

Erwin concluded, "We realize that the financial sector, including community banks, has serious challenges in store for this year. We believe that the actions we've taken over the past several years dealing with corporate structure, risk management, loan review systems, and technology improvements have prepared us to deal with whatever issues are yet to come. We continue to be well capitalized and we expect that when the business cycle improves we will be well prepared to effectively deal with the opportunities and challenges of an improving economic environment."

Community Bankshares, Inc.'s common stock is traded on the American Stock Exchange under the ticker symbol SCB. Community Bankshares Inc., based in Orangeburg, South Carolina, is the holding company for Community Resource Bank
N. A.

This press release contains forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainties, and several factors could cause actual results to differ materially from those in the forward-looking statements. Forward-looking statements relate to anticipated revenues, gross margins, earnings and profitability, reductions in noninterest expense, adequacy of the allowance for loan losses, the probability of future large provisions to the allowance for loan losses, success of mortgage services marketing, improvement of mortgage services efficiency, and growth of deposits and the market for our services and products. The following factors, among others, could cause actual results to differ from those indicated in the forward-looking statements: uncertainties associated with market acceptance of and demand for the company's services and products, impact of competitive products and pricing, dependence on third party suppliers, changes in the economic circumstances of borrowers, deteriorations of the economies of the markets in which the company's customers are located, and uncertainties associated with the development of technology. Investors are directed to the company's 2007 annual report, which is available from the company without charge or from its website, www.communitybanksharesinc.com, for a more complete description of the company's business.


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                        CONSOLIDATED FINANCIAL HIGHLIGHTS
                                   (Unaudited)

        For the quarter ended March 31,                 2008              2007
        -------------------------------                 ----              ----
Net interest income ..............................   $   5,412         $   5,242
Provision for loan losses ........................   $     470         $     375
Noninterest income ...............................   $   1,767         $   1,825
Noninterest expense ..............................   $   4,986         $   5,114
Income tax provision .............................   $     622         $     573
Net income after taxes ...........................   $   1,101         $   1,005
Basic earnings per common share:
  Average shares .................................       4,450             4,449
  Earnings per share .............................   $    0.25         $    0.23
Diluted earnings per common share:
  Average shares .................................       4,459             4,511
  Earnings per share .............................   $    0.25         $    0.22
Cash dividends per share .........................   $    0.12         $    0.12


                                         At March 31    At Dec. 31,  At March 31
                                            2008           2007         2007
                                            ----           ----         ----
Gross loans ...........................   $  452,467   $  464,039   $  424,328
Allowance for loan losses .............   $    5,735   $    5,343   $    4,961
Total assets ..........................   $  584,613   $  576,567   $  567,532
Total deposits ........................   $  476,065   $  481,707   $  469,770
Shareholders' equity ..................   $   54,312   $   53,645   $   53,458
Common shares outstanding .............        4,458        4,446        4,469
Book value per share ..................   $    12.18   $    12.07   $    11.96

Amounts in thousands, except per share data